Williams Controls Announces Record Sales and Profits for Fiscal Year 2006

PORTLAND, OR -- 12/12/2006 -- Williams Controls, Inc. (the "Company") (NASDAQ: WMCO) today announced results for its 2006 fourth quarter and full year ended September 30, 2006.

Net sales for the quarter were $19,808,000, up 13.3% from the $17,488,000 reported in the fourth quarter of 2005. Net sales for the year ended September 30, 2006 increased $7,218,000, or 10.7%, to $74,634,000 from $67,416,000 for the comparable period in fiscal 2005. Net income in the fourth quarter of fiscal 2006 was $2,815,000, or $0.37 per diluted share, compared to net income of $2,396,000, or $0.30 per diluted share, for the corresponding quarter in 2005. For the year ended September 30, 2006, net income was $9,549,000, or $1.25 per diluted share, compared to net income of $7,495,000, or $0.94 per diluted share, for the year ended September 30, 2005.

The primary factor contributing to the increased sales for both the fourth quarter and year ended September 30, 2006 was higher unit sales volumes of electronic throttle controls in North America, Asia and Europe. Sales in Asia increased 78% over the prior year, with increases in North America and Europe of 9% and 8%, respectively, over the prior year.

Gross profits in both the fourth quarter and for the full year were higher in fiscal 2006 than fiscal 2005. The improvement was driven primarily by the higher sales volumes; however, lower costs from Williams Controls' re-sourcing and sensor initiatives also contributed to the higher margins. Offsetting some of these positives were higher prices for zinc and aluminum. For the fourth quarter of fiscal 2006, gross profits were $7,203,000, a 20.3% increase from $5,986,000 in the fourth quarter of fiscal 2005. Gross profits for the year ended September 30, 2006 improved to $26,446,000, a 14.9% increase from gross profits in fiscal 2005 of $23,013,000.

Operating expenses increased $726,000 for the fourth quarter over the prior year and increased $1,348,000 for the year ended September 30, 2006 from the same period last year. Included in operating expenses for both the quarter and year ended September 30, 2006 were one-time expenses associated with the realignment of operations announced in March 2006, specifically $149,000 for the fourth quarter and $502,000 for the year related to employee termination benefits and other costs. In addition, beginning with fiscal 2006, operating expenses includes the effect of implementing SFAS No. 123R to account for stock option plans. This change increased operating expenses $93,000 in the fourth quarter of fiscal 2006 and $381,000 for fiscal 2006. The Company's previously announced growth initiatives also contributed to increased operating expenses for both the fourth quarter and year ended September 30, 2006. In the fourth quarter of fiscal 2006 NASDAQ approved listing of the Company's stock on the NASDAQ Global Market and trading transferred from the OTC Bulletin Board to the NASDAQ Global Market on October 9, 2006. The one-time application fee of $100,000 is included in the fourth quarter 2006 operating expenses.

Interest expense increased during the fourth quarter as compared to the prior year quarter and decreased by $45,000 for the year ended September 30, 2006, primarily due to reductions in debt levels offset by higher interest rates. During fiscal 2006, the Company reduced its debt by $5,089,000.

"Strong sales in Asia, increased penetration of the off-road market, and a record year in NAFTA Heavy truck sales combined to deliver our best year in Williams' history," said Patrick W. Cavanagh, Williams Controls' President and Chief Executive Officer. "During the last year we have positioned the Company to take advantage of growing international and off-road opportunities, while investing in our strategic competitiveness. Based on our success in China, we will double the production of pedals and sensors in our Suzhou plant during fiscal 2007."

Williams will hold an investor conference call at 4:15 Eastern Time on Tuesday, December 12, 2006 to provide an overview of the fourth quarter and fiscal 2006 financial performance and business highlights. You are invited to listen to the conference call by dialing 1-888-665-2348 (domestic) or 1-706-643-4013 (international). Participants should call prior to the start time to allow for registration. The conference access code is 2929044. An audio replay will be available by telephone through December 31, 2006. The telephone number to access the replay is 1-800-642-1687 (domestic) and 1-706-645-9291 (international). The access code will be 2929044.

About Williams Controls

Williams Controls is a leading global designer and manufacturer of Electronic Throttle Control Systems (ETCs) for the heavy truck, bus and off-road markets. Williams Controls is headquartered in Portland, Oregon and employs more than 200 people worldwide at locations in North America, Europe and Asia. For more information, visit Williams Controls at www.wmco.com.

The statements included in this news release concerning predictions of economic performance and management's plans and objectives constitute forward-looking statements made pursuant to the safe harbor provisions of Section 21E of the Securities Exchange Act of 1934, as amended, and Section 27A of the Securities Act of 1934, as amended. These forward-looking statements are based on management's assumptions and projections, and are sometimes identifiable by use of the words "expect to," "plan," "will," "believe" and words of similar predictive nature. Because management's assumptions and projections are based on anticipation of future events, you should not place undue emphasis on forward-looking statements. You should anticipate that our actual performance may vary from these projections, and variations may be material and adverse. You should not rely on forward-looking statements in evaluating an investment or prospective investment in our stock, and when reading these statements you should consider the uncertainties and risks that could cause actual results to differ materially from the forward-looking statements. Factors which could cause or contribute to such differences include, but are not limited to, factors detailed in the Securities and Exchange Commission filings of the Company; economic downturns affecting the operations of the Company or any of its business operations, competition, and the ability of the Company to successfully identify and implement any strategic alternatives. The forward-looking statements contained in this press release speak only as of the date hereof and the Company disclaims any intent or obligation to update these forward-looking statements.

                         Williams Controls, Inc.
          Unaudited Condensed Consolidated Statements of Operations
          (Dollars in thousands, except share and per share amounts)

                                  Three      Three
                                  month      month
                                  period     period     Year       Year
                                  ended      ended      ended      ended
                                 9/30/06    9/30/05    9/30/06    9/30/05
                                ---------  ---------  ---------  ---------
Net sales                       $  19,808  $  17,488  $  74,634  $  67,416
Cost of sales                      12,605     11,502     48,188     44,403
Gross profit                        7,203      5,986     26,446     23,013
Research and development
 expense                              851        788      3,412      3,233
Selling expense                       565        368      2,065      1,342
Administration expense              1,616      1,299      5,640      5,696
Realignment of operations             149          -        502          -
Operating income                    4,022      3,531     14,827     12,742
Interest income                       (17)       (26)       (70)       (59)
Interest expense                      458        325      1,414      1,459
Other income, net                    (457)       (86)      (765)      (109)
Gain on put/call option
 agreement                              -          -        (10)      (323)
Income before income taxes          4,038      3,318     14,258     11,774
Income tax expense                  1,223        922      4,709      4,279
Net income                      $   2,815  $   2,396  $   9,549  $   7,495
Earnings per share information:
Basic -
Net income per common share     $    0.38  $    0.31  $    1.29  $    0.96
Weighted average shares used
 in per share calculation -
 basic                          7,432,844  7,789,001  7,427,141  7,776,583
Diluted -
Net income per common share     $    0.37  $    0.30  $    1.25  $    0.94
Weighted average shares used
 in per share calculation -
 diluted                        7,658,539  7,973,166  7,628,105  7,960,190

                      Williams Controls, Inc.
           Unaudited Condensed Consolidated Balance Sheets
                      (Dollars in thousands)

                                              September 30,  September 30,
                                                  2006           2005
                                              -------------  -------------
                      Assets
Current Assets:
   Cash and cash equivalents                  $       2,530  $       5,052
   Trade accounts receivable, net                     9,368          8,896
   Other accounts receivable                          1,231            579
   Inventories                                        9,918          4,433
   Deferred income taxes                                657            870
   Prepaid expenses and other current assets            333            308
      Total current assets                           24,037         20,138

Property, plant and equipment, net                    8,457          7,455
Deferred income taxes                                 2,228          4,518
Other assets, net                                     1,027          1,394
      Total assets                            $      35,749  $      33,505

         Liabilities and Stockholders' Equity
Current Liabilities:
   Accounts payable                           $       6,504  $       5,449
   Accrued expenses                                   5,528          5,225
   Current portion of employee benefit
    obligations                                       1,669          1,439
   Current portion of long-term debt and
    capital lease obligations                         3,426          5,503
      Total current liabilities                      17,127         17,616

Long-term Liabilities:
   Long-term debt and capital lease
    obligations                                       5,114          8,126
   Employee benefit obligations                       4,991          6,934
   Other long-term liabilities                          255            248

Stockholders' Equity:
   Preferred stock (Series C)                             -              -
   Common stock                                          74             78
   Additional paid-in capital                        34,014         36,482
   Accumulated deficit                              (20,414)       (29,963)
   Treasury stock                                      (377)          (377)
   Accumulated other comprehensive loss              (5,035)        (5,639)

      Total stockholders' equity                      8,262            581
      Total liabilities and stockholders'
       equity                                 $      35,749  $      33,505

Contact:
Mike Rusk
Corporate Finance Manager
Telephone:  (503) 684-8600